CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Todd D. Chisholm
Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

October 13, 2010

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington DC 20549

Ladies and Gentlemen,

We have read the statements about our firm included under Item 4.01 "Changes in Registrant's Certifying Accountant" in the Form 8-K dated October 8, 2010 of Nova Star Innovations, Inc. and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

Chisholm Bierwolf Nilson & Morrill

Chisholm, Bierwolf, Nilson & Morrill